Exhibit 99.1

For Immediate Release	Contact:	Jonathan Sears Woodall
August 14, 2007		919-687-7835
919-687-7821 Fax
jon.woodall@mfbonline.com

M&F BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

DURHAM, NC — (AUGUST 14, 2007) M&F BANCORP, INC. (the Company), a bank holding company whose wholly-owned subsidiary is Mechanics & Farmers Bank (M&F Bank), reported net income in the second quarter of 2007 of $0.092 million or $0.05 per diluted share, versus net income of $0.375 million, or $0.22 per diluted share, in the second quarter of 2006. Factors contributing to the reported results for the second quarter of 2007, as compared to the same period in 2006, were fourfold: lower interest income from loans due to modest fundings coupled with abnormally high prepayments and a nominal increase in yield, management’s conscious decision to run-off its high cost internet deposits, the effects of local competition for deposits (along with the associated impact on the cost of funds), and costs associated with conversion of M&F Bank’s core information and ancillary systems in April of 2007.

Net interest income decreased by $0.171 million or 6.86%, to $2.322 million on a year over year basis versus 2006. The decrease is primarily due to the mix of interest–earning assets and the impact of deposits repricing at higher rates during 2007. On a year over year basis, noninterest income decreased by $0.083 million in 2007, as compared to 2006, a reduction in rental income of $0.086 million derived from space in the Company’s corporate headquarters associated with originating vacancies. In addition, noninterest expense for 2007 of $2.726 million increased by 8.91% over 2006 of $2.503 million, primarily due to equipment and information technology expense associated with the core information and ancillary systems conversion of $0.085 million and $0.125 million, respectively. The Company reported income tax expense in the second quarter of 2007 of $0.001 million versus income tax expense of $0.212 million for the three month period ended June 30, 2006. Benefiting the second quarter of 2007 was an effective tax rate of 1.08%, directly related to the effectiveness of the Company’s strategy of focusing on a total taxable equivalent yield, seeking to invest in certain U.S. agency and state and local government municipal debt securities, which are exempt from state and/or federal income taxes, coupled with a lower than forecast level of pre-tax income.

Total assets decreased by $7.290 million to $243.813 million as of June 30, 2007 from $251.103 million as of June 30, 2006, with deposits also decreasing 3.88% to $199.966 million as of June 30, 2007 from $208.028 million as of June 30, 2006. These decreases were primarily the result of management’s conscious decision to shrink the balance sheet by allowing high cost internet deposits amounting to $14.656 million, with an average interest rate of 5.42%, to run-off in the second quarter of 2007. Net loans decreased to $144.363 million as of June 30, 2007 from $158.855 million as of June 30, 2006. This decrease was primarily the result of a lower volume of loan originations, coupled with continued higher than expected loan pay-offs. As of the end of the second quarter of 2007, shareholders’ equity increased to $21.533 million, or $12.76 per diluted share, which represented an equity-to-assets ratio of 8.83%.

Nonperforming assets, including non-accrual loans, accruing loans more than 90 days past due and foreclosed assets, were $2.516 million as of June 30, 2007, or 1.03% of assets, versus $1.759 million or 0.70% of assets as of June 30, 2006. The allowance for loan losses was $2.314 million as of June 30, 2007 versus $2.540 million as of June 30, 2006.

Commenting on the second quarter results, Kim D. Saunders, President and Chief Executive Officer said, “Numerous factors converged to create a very challenging second quarter for us on several fronts, including our reported financial results. As I have stated earlier, we are making investments in and for the future. In addition to the recent upgrade of our entire data processing system, another significant example of this kind of investment includes the upcoming merger of Mutual Community Savings Bank into M&F Bank. We expect the results of these two significant occurrences will be increased capacity and efficiency. On the banking side of things, I am encouraged by the level and quality of our loan pipeline. We recognize the need to increase loan production, and are pleased that we now have nearly a full lending staff in place for the first time in the recent past. Our team, our Boards of Directors and I are looking forward to the upcoming multi-year strategic planning process which we intend to have completed by year’s end. In summary, we believe that teamwork and diligent attention to best practices will help produce the results we seek, namely to provide outstanding service to customers and value to our shareholders.”

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $244 million as of June 30, 2007, is the parent company of M&F Bank. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB”. For additional information, contact M&F Bancorp, Inc. Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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